Exhibit 1.2

APPROVED
by an extraordinary general meeting of
shareholders of Mechel Steel Group OAO

Minutes No 4 of the extraordinary general
meeting of shareholders, dated October 27, 2004

Chairman of the Meeting

/s/ I. V. Zyuzin	(I. V. Zyuzin)

Secretary of the Meeting

/s/ O. A. Yakunina	(O. A. Yakunina)

AMENDMENTS TO THE CHARTER OF

Mechel Steel Group

Open Joint Stock Company

(hereinafter the “Company”)

Moscow 2004

1.             Article 1.1 of the Charter is stated as follows:

“1.1         Mechel Steel Group Open Joint Stock Company (hereinafter the “Company”) has been founded and operates in accordance with the Civil Code of the Russian Federation, the Federal Law on Joint Stock Companies (No 208-FZ of December 26, 1995; hereinafter called the “JSC Law”), the Federal Law on Foreign Investments (No 160-FZ of July 9, 1999), applicable rules, regulations, and legislation of all exchanges on which the Company’s securities are traded, other Russian legislation, and this Charter.”

2.             Article 11.9 of the Charter is deleted.

3.             Article 17.10 of the Charter is stated as follows:

“17.10     Notice of a General Meeting of Shareholders and its agenda shall be given no later than 30 (thirty) days before the meeting. If the proposed agenda of an extraordinary General Meeting of Shareholders includes the matter of election of members of the Company’s Board of Directors (supervisory board) by cumulative voting, notice of the meeting shall be given no later than 50 (fifty) days before the meeting. The agenda of a meeting may not be altered after notification of shareholders.”

4.             Article 17.23 of the Charter is stated as follows:

“17.23     Notice of a repeated General Meeting of Shareholders shall be given in accordance with the requirements of article 52 of the Federal Law on Joint Stock Companies (except the second paragraph of clause 1 of that article) within the times established by article 17.10 hereof.”

5.             The first paragraph of article 18.2 of the Charter is stated as follows:

“The Board of Directors shall consist of 9 (nine) persons, and a majority of the elected members shall be independent (independent directors).”

6.             Article 18.2 of the Charter is amended by stating the third point as follows:

“•            who have not been in the last 3 years and are not currently officers (managers) or employees of the Company, or officers or employees of the management organization of the Company, and whose close family members (spouses and direct relatives: parents, children, grandparents, siblings) over the last 3 years have not been and are not currently officers (managers) or employees of the Company, or officers or employees of the management organization of the Company;”

stating the twelfth point as follows:

“•            have not been members of the Board of Directors for more than 5 years.”

and adding the following sentence after the thirteenth point:

“The status of independent director shall be determined by a resolution of the Board of Directors subject to applicable legislation, the rules of the exchange on which the Company’s securities are traded, the Company’s Charter and internal documents, and other relevant factors.”

7.             The following words are added to article 18.3.34:

“and the internal documents of the Company.”

8.             An article 18.23 is added to the Charter, worded as follows:

“18.23     Members of the Board of Directors shall disclose information on holdings of Company securities and on the sale and/or purchase of Company securities.”

9.             An article 19.12 is added to the Charter, worded as follows:

“19.12     The General Director shall disclose information on holdings of Company securities and on the sale and/or purchase of Company securities.”